UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 4, 2007 (December 29, 2006)

SigmaTel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50391	74-2691412
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1601 S. MoPac Expressway

Suite 100

Austin, Texas 78746

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(512) 381-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition.

On January 4, 2007, SigmaTel issued a press release updating its guidance for 2006 fourth quarter revenue. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The press release contains forward-looking statements regarding SigmaTel and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

The information in Item 2.02 of this Current Report on Form 8-K, and exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)     On December 29, 2006, Ronald P. Edgerton notified us of his decision to resign from his positions as Chairman, Director, President, and Chief Executive Officer of SigmaTel, effective January 1, 2007.

(c)     On January 1, 2007, we appointed Phillip E. Pompa as Chief Executive Officer and President on an interim basis until Mr. Edgerton’s successor is determined.

Mr. Pompa, who is 50 years of age, has served as our Senior Vice President of Portable Systems Group since April 2006. From September 2005 until April 2006, Mr. Pompa served as our Senior Vice President of Integrated Components Group. Prior to then, Mr. Pompa served as our Vice President of Integrated Components Group from May 2004 until September 2005. From February 2002 until May 2004, Mr. Pompa served as Vice President of Marketing for Advanced Micro Devices, Inc. From April 2000 until February 2002, Mr. Pompa co-founded and served as the Vice President of Marketing at Alchemy Semiconductor, a fables semiconductor company. From January 1999 to April 2000, Mr. Pompa served as Vice President of Sales and Marketing for Cadence Design Systems, Inc., a provider of electronic design technologies and engineering services. From 1997 until 1998, Mr. Pompa served in various capacities at UMAX Technologies, Inc., a designer and distributor of imaging products, including as President of Corporate Strategy and as Vice President of Marketing and Strategy Planning prior to that. From 1992 until 1997, Mr. Pompa served as Director of Marketing at Motorola Inc. Mr. Pompa holds both a Bachelor of Science in Electrical Engineering and a Masters in Business Administration from Stanford University.

(e)     In connection with Mr. Edgerton’s resignation, we entered into a Separation and Release Agreement (the “Agreement”) with Mr. Edgerton. If Mr. Edgerton does not revoke his consent to the Agreement, the Agreement will become effective on January 9, 2007. the Agreement and Mr. Edgerton’s executive employment agreement provide for the following severance benefits in exchange for, among other things, Mr. Edgerton’s covenant not to sue SigmaTel and a general release of claims against SigmaTel:

•    Mr. Edgerton will receive a lump sum cash payment of $92,000, less applicable withholding, as soon as practicable following January 8, 2007;

•    Mr. Edgerton will receive a lump sum cash payment of $114,750, less applicable withholding, on or prior to February 2, 2007 in full settlement of any amounts owed to him under SigmaTel’s Incentive Bonus Plan;

•    Mr. Edgerton will continue to receive his base salary at the rate in effect on the date of his resignation, less applicable withholding, through March 27, 2009;

•    SigmaTel will continue to pay applicable premiums for medical, dental, and vision benefits for Mr. Edgerton through March 27, 2009, or until Mr. Edgerton earlier obtains health insurance through new employment or otherwise;

•    The vesting and exercisability of Mr. Edgerton’s equity awards (other than his March 16, 2004 and March 15, 2005 stock option grants of 75,000 shares each) shall continue through March 27, 2009; and

•    Mr. Edgerton is entitled to reimbursement of up to $5,000 for fees and expenses associated with negotiating the Agreement.

The Agreement additionally provides that Mr. Edgerton will honor the non-solicitation, non-competition and confidentiality provisions set forth in his employment agreement, which generally extend for one year.

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A copy of the press release we issued on January 4, 2007 announcing, among other things, Mr. Edgerton’s resignation and the interim appointment of Mr. Pompa is attached hereto as Exhibit 99.1.

Item 9.01 (c)	Financial Statements and Exhibits. Exhibits.

	Exhibit No.	Description
	99.1	Press Release, dated January 4, 2007, updating 2006 fourth quarter guidance and announcing Edgerton resignation and interim appointment of Pompa

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2007

SIGMATEL, INC.

By:	/S/ R. Scott Schaefer
R. Scott Schaefer
Vice President of Finance and Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NO.
99.1	Press Release, dated January 4, 2007, updating 2006 fourth quarter guidance and announcing Edgerton resignation and interim appointment of Pompa

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